SOUTHWEST GAS HOLDINGS, INC.
MANAGEMENT INCENTIVE PLAN
Effective May 12, 1993
Amended and Restated May 10, 1994
Amended and Restated January 1, 1995
Amended and Restated January 1, 2002
Amended and Restated January 1, 2004
Amended and Restated Effective January 1, 2009
Amended and Restated Effective January 20, 2009
Amended and Restated Effective May 6, 2009
Amended and Restated Effective February 26, 2014
Amended and Restated Effective February 23, 2017
Amended and Restated Effective August 3, 2020

pa-1629296

Table of Contents

Page

1.    Purpose of the Plan    1
2.    Definitions    1
3.    Administration    5
4.    Eligibility    6
5.    Incentive Award Opportunities    6
6.    Procedures for Calculating and Paying Actual Awards    7
7.    Performance Shares    9
8.    Participant Terminations and Transfers    9
9.    Changes in Capital Structure and Other Events    11
10.    Provisions Regarding Withholding Taxes    13
11.    Provisions Applicable to Common Stock    14
12.    Effective Date; Stockholder Approval    15
13.    Amendment and Termination of the Plan    15
14.    Benefit Claims Procedure    15
15.    General Provisions    21

pa-1629296    -1-

SOUTHWEST GAS HOLDINGS, INC.
Management Incentive Plan

1.Purpose of the Plan.
This Management Incentive Plan, revised and restated effective August 3, 2020, is intended to replace the existing Southwest Gas Holdings, Inc. Management Incentive Plan and encourage a selected group of highly compensated or management employees of the Company to remain in its employment and to put forth maximum efforts to achieve the Company’s short- and long-term performance goals. Beginning with performance periods beginning on and after January 1, 2018, the Plan shall be a subplan of the Omnibus Plan.
2.Definitions.
(a)“Actual Award” means the dollar amount earned by a Participant on the basis of the performance of the Company during the annual Performance Period.
(b)“Annual Base Salary” means the calendar year-end rate of compensation paid to a Key Employee, including salary deferrals, but excluding bonuses, incentives, commissions, overtime, monetary and nonmonetary awards for employment service to the Company or payments or Company contributions to or from this Plan or any other Company retirement or deferred compensation, or similar plans.
(c)“Annual Performance Measures” shall mean the performance criteria used by the Committee in determining the performance of the Company for the purpose of calculating Actual Awards for Participants earned under the Plan during a Performance Period.
(d)“Award Conversion” means the division of Actual Awards earned into two portions:
(i)A portion payable in cash as soon as the Committee deems practicable following the end of the annual Performance Period.
(ii)A portion converted into Performance Shares and subject to a Restriction Period.
(e)“Award Conversion Date” means the day that occurs in the first two and onehalf calendar months following the end of a Performance Period on which the Committee performs the Award Conversion on Actual Awards for such Performance Period.
sf-3715462                     1

(f)“Beneficiary” means the person or persons designated pursuant to Section 8(g) as eligible to receive a Participant’s unpaid Plan benefits in the event of the Participant’s death.
(g) “Benefits Committee” means the committee serving as the plan administrator of the Southwest Gas Corporation Employees’ Investment Plan, or any successor thereto.
(h)“Board” or “Board of Directors” means the Board of Directors of Southwest Gas Holdings, Inc.
(i)“Code” means the Internal Revenue Code of 1986, as amended.
(j)“Committee” means the Compensation Committee of the Board of Directors, or any successor thereto.
(k)“Common Stock” means the common stock of Southwest Gas Holdings, Inc.
(l)“Company” means Southwest Gas Holdings, Inc. and its present and future subsidiaries and any successors thereto (including, as applicable, Southwest Gas Corporation).
(m)“Determination Date” means as to any Performance Period: (i) the first day of the Performance Period; or (ii) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).
(n)“Disability” or “Disabled”. A Participant shall be considered to be “Disabled” or to have incurred a “Disability” if he or she qualifies for a disability benefit from the entity employing the Participant or the entity to which the Participant provides services group long-term disability plan and incurs a Separation From Service. The Committee, in its sole and absolute discretion, may determine that a Participant is Disabled for purposes of this Plan.
(o)“Dividend Credits” means the additional Performance Shares determined as set forth in Plan Section 7(d) calculated for each Restriction Period for the Participant’s Performance Shares subject to such period.
(p)“Employee” means any person who is a regular full-time employee of the Company, including those who are officers or Board Members.
(q)“Fiscal Year” means the Fiscal Year of the Company beginning each January 1 and ending the following December 31.
(r)“Incentive Award Opportunity” means the range of an Actual Award available to each Participant in this Plan for a given Performance Period.

sf-3715462

(s)“Involuntary Termination Without Cause” means a Participant’s Separation From Service (i) due to reorganization, downsizing, restructuring or layoff, and (ii) not due to what the Committee determines was, in its sole and absolute discretion, either the Participant’s inability to adequately perform his or her job, a violation of Company work rules or policies, or misconduct that the Committee determines is detrimental to the Company’s best interests.
(t)“Key Employee” means a management or highly compensated Employee of the Company who the Committee determines to (i) have a direct and significant impact on the performance of the Company, and (ii) has a position or compensation that allows him or her to affect or influence, through negotiation or otherwise, the design or operation of this Plan so as to eliminate the Employee’s need for the substantive rights and protections of Title I of the Employee Retirement Income Security Act of 1974.
(u)“Omnibus Plan” means the Southwest Gas Holdings, Inc. Omnibus Incentive Plan.
(v)“Participant” means a Key Employee who, in the Committee’s sole and absolute discretion, is determined to be eligible to receive an Incentive Award Opportunity under this Plan.
(w)“Payment Period” means the first two and one-half months following the end of a Performance Period.
(x)“Peer Group” means the companies comprising the group against which the Committee assesses the performance of the company for the purposes of determining Actual Awards earned, or for modifying the number of shares of Common Stock that are payable to Participants following the end of a Restriction Period.
(y)“Performance Period” means a period of twelve (12) months corresponding to the Company’s Fiscal Year and for which the Company’s performance is assessed by the Committee for the purpose of determining Actual Awards earned.
(z)“Performance Share” means a hypothetical share of Common Stock that will be converted into, and paid out, as a share of Common Stock only if all restrictions and conditions set forth in this Plan have been satisfied. The Performance Share carries no voting rights but does entitle the Participant to receive Dividend Credits determinable under Plan Section 7(d).
(aa)“Performance Shares Payment Period” means the first two and one-half months following the end of a Restriction Period.

sf-3715462

(ab)“Plan” means the Southwest Gas Holdings, Inc. Management Incentive Plan as set forth herein and as amended from time to time.
(ac)“Restriction Period” means, with respect to each grant of Performance Shares to a Participant, a period set by the Committee prior to the beginning of the Performance Period or otherwise of at least thirty-six (36) consecutive calendar months beginning with the Award Conversion Date applicable to such shares.
(ad)“Retire” or “Retirement” means a Participant’s Separation From Service on or after the Participant has attained his or her early retirement date, normal retirement date, or deferred retirement date as defined in the Retirement Plan for Employees of Southwest Gas Corporation (or such other Retirement Plan applicable to a Participant if the Participant is providing services to a subsidiary other than Southwest Gas Corporation and the Participant does not participate in the Retirement Plan for Employees of Southwest Gas Corporation), as amended and in effect from time to time.
(ae)“Section 409A” or “Code Section 409A” means Section 409A of the Internal Revenue Code and the rules and regulations with respect thereto.
(af)“Section 162(m)” or “Code Section 162(m)” means Section 162(m) of the Internal Revenue Code and the rules and regulations with respect thereto.
(ag)“Separation From Service” means the termination of a Participant’s employment by the Company if the Participant dies, retires, or otherwise has a termination of employment with the Company; provided, that Participant’s employment relationship is treated as continuing intact while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or longer, and if Participant’s right to reemployment is provided either by statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment, or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. For purposes of this paragraph, the term “Company” includes all other organizations that together with the Company are part of the Code Section 414(b-c) control group of organizations. Whether a Participant has incurred a Separation From Service shall be determined based in accordance with the Code Section 409A. Additionally, if a Participant ceases to work as an sf-3715462

Employee, but is retained to provide services as an independent contractor of the Company, the determination of whether the Participant has incurred a Separation From Service shall be determined based in accordance with Code Section 409A.
(ah)“Target Award” means the Incentive Award Opportunity available to each Participant if all Performance Measures for a Performance Period are fully met but not exceeded.
3.Administration.
(a)The Plan shall be administered by non-Employee members of the Committee, which shall be composed of not less than three members of the Board of Directors. The non-Employee members of the Committee chosen to administer the Plan shall not have received an award under this Plan or any plan preceding this Plan within the last calendar year. The Board of Directors may designate alternate members of the Committee from non-Employee Board members who satisfy the above criteria to act in the place and stead of any absent member of the Committee.
(b)The Committee shall have full and final authority to operate, manage, and administer the Plan on behalf of the Company. This authority includes but is not limited to the following:
(i)Determination of eligibility for participation in the Plan;
(ii)Determination of Actual Awards earned and the Award Conversion of the Actual Awards;
(iii)Payment of Actual Awards that have become nonforfeitable;
(iv)Directing the Company to make the accruals and payments provided for by the Plan;
(v)Interpretation of the Plan and the resolution of any inconsistent or conflicting Plan language as well as factual or nonfactual questions regarding a Participant’s eligibility for, and the amount of, benefits payable under the Plan;
(vi)Power to prescribe, amend, or rescind rules and regulations relating to the Plan;
(vii)Power to determine the vesting schedules, if any, for all awards;
(viii)Powers prescribed to the Committee elsewhere in the Plan; and
(ix)Power to construe and interpret the Plan to the maximum extent possible to comply with applicable law, including Code Sections 162(m) and 409A.

sf-3715462

(c)With respect to Incentive Award Opportunities and Actual Awards earned, the Committee shall have full and final authority in its sole and absolute discretion to determine the Incentive Award Opportunities for individual Participants; determine the time or times at which Actual Awards may be calculated; determine the length of all applicable Performance Periods and/or Restriction Periods; determine the award schedule and the Annual Performance Measures (and the Company’s satisfaction or failure to satisfy such measures) that will be used in calculating Actual Awards and the division of such awards between cash and performance shares.
(d)Notwithstanding the foregoing, the Benefits Committee, and not the Committee, shall be responsible for (1) determining whether a Participant is Disabled, and (2) resolving issues and matters not specifically allocated to the Committee in Section 3(b-c) above; in performing such actions, the Benefits Committee shall have the power and authority specified in Section 3(b)(v),(vi), and (ix).
(e)As to the Committee or the Benefits Committee, a majority of such committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members in the absence of a meeting, shall be the acts of such committee. All interpretations, determinations, and actions of either committee will be final, conclusive, and binding on all parties.
(f)No member of the Board, the Committee, or the Benefits Committee will be liable for any action taken or determination made in good faith by the Board, the Committee, or the Benefits Committee with respect to the Plan or any Actual Award calculated and paid hereunder.
4.Eligibility.
(a)In determining the Key Employees that will be Participants and the Incentive Award Opportunity for each Participant, the Committee shall take into account the duties of the respective Participant, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.
(b)No Incentive Award Opportunity will be available to any person who, at the beginning of the applicable Performance Period, is a member of the Committee responsible for the administration of the Plan.
5.Incentive Award Opportunities.
(a)By the Determination Date, the Committee will, in its discretion, establish, in writing, the Incentive Award Opportunity for the Performance Period for each Participant or class of Participants designated by the Committee. The Incentive sf-3715462

Award Opportunity will be expressed as percentages of the Participant’s Annual Base Salary.
(b)An Incentive Award Opportunity may be based on a dollar amount or a percentage of the Participant’s Annual Base Salary related to a range of the foregoing. The maximum dollar amount of any Actual Award will not exceed for any one Participant Three Million Dollars ($3,000,000) for any Fiscal Year.
(c)By the Determination Date, the Committee will assign to a Participant an Incentive Award Opportunity which will be assigned a specific Target Award that will fall within the range of the Participant’s Incentive Award Opportunity. The Target Award will be awarded to the Participant if, in the discretion and judgment of the Committee, applicable Annual Performance Measures for the applicable Performance Period are met.
(d)Actual Awards for each Participant in the Plan shall be determined by the Committee following the end of the applicable Performance Period, taking into account how the Company performed on the basis of the Annual Performance Measures developed and utilized by the Committee for the Performance Period.
6.Procedures for Calculating and Paying Actual Awards.
(a)The Committee shall establish the Annual Performance Measures that will be utilized for one or more Performance Periods in assessing the performance of the Company for the purpose of determining the Actual Awards earned under this Plan. As determined by the Committee, the Annual Performance Measures applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the measures pursuant to Section 7 of the Omnibus Plan. The Annual Performance Measures may be applicable to the Company and/or any of its individual business units or affiliates and may differ from Participant to Participant. In addition and to the extent applicable, the Annual Performance Measures will be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Annual Performance Measures applicable to the Actual Award intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Annual Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to an Actual Award intended to be performance-based compensation; provided, however, that certain categories or types of such adjustments can be specifically included (rather than excluded) at the time the Annual Performance Measures are established if so determined by the Committee. These measures and the standards of performance associated with them may change from year to year and may receive different emphasis or weight according to the changing priorities of the Company.

sf-3715462

(b)During the Payment Period, the Committee will compare the Company’s actual performance during such period with the Annual Performance Measures it established for the period, and the Actual Award for such period, if any, for a Participant will be calculated. For each Performance Period, the Committee will utilize an award schedule for calculating the Actual Awards earned on the basis of the Company’s performance. The award schedule may be modified by the Committee from year to year as Annual Performance Measures or the standards of performance associated with such measures change.
(c)The Committee retains the discretion to reduce a Participant’s Actual Award (including a reduction to zero).
(d)For Performance Periods ending on or before December 31, 2016, during the Payment Period, an Award Conversion will be made whereby the Actual Awards for each Participant for the Performance Period will be split into two components. The first component will be a dollar amount that shall be paid during the Payment Period to the Participant in a lump sum cash payment. The second component will be a dollar amount that is converted into whole or partial Performance Shares, which shall be subject to a substantial risk of forfeiture and thereby restricted for a specified period of at least thirty-six (36) consecutive calendar months beginning on the Award Conversion Date applicable to such shares. The number of Performance Shares allocable to each Participant shall be determined by dividing (i) the dollar amount available for the Participant’s Performance Shares (determined by the Award Conversion), by (ii) the average of the closing prices of the Common Stock on the New York Stock Exchange for the first five trading days of the month before the Award Conversion Date. Payment of Performance Shares shall occur at the time provided in Plan Section 7(c). For Participants who die, become Disabled, Retire or have his or her employment Involuntarily Terminated Without Cause prior to the Award Conversion Date, the Actual Awards will be paid in cash.
(e)For Performance Periods beginning on or after January 1, 2017, Actual Awards for each Participant for the Performance Period will be paid during the Payment Period to the Participant in a lump sum cash payment.
(f)The Committee shall have the sole and absolute responsibility for determining Actual Awards of Participants. The Actual Awards generated by application of the award schedule established by the Committee for one or more Performance Periods will be the actual awards that will be payable to each Participant; provided, however, that the Committee may, prior to the Award Conversion Date, unilaterally reduce the Actual Awards generated by the awards schedule if, in the opinion of the Committee, there have been exceptional circumstances that have either created inappropriate windfalls in the Company’s performance, which, in turn, have resulted in inappropriately large awards.
(g)Notwithstanding any other provision of this Section 6, a Participant shall receive no Actual Award for a Performance Period unless at least 80% of target sf-3715462

performance is achieved under the primary financial Performance Measure applicable to such Performance Period.
(h)If, during a Performance Period, the Committee determines that the established Annual Performance Measures are no longer suitable due to a change in control of the Company, as defined in Code Section 409A, the Committee may accelerate payment of the Actual Award.
7.Performance Shares.
(a)On the Award Conversion Date, Participants who earned an Actual Award paid in Performance Shares during the preceding Performance Period will have an entry made on the Company’s books reflecting the Performance Shares allocable to them as determined pursuant to Plan Section 6(d).
(b)A Participant’s Performance Shares earned in a given Performance Period will be subject to a specified Restriction Period of at least thirty-six (36) consecutive calendar months beginning on the Award Conversion Date applicable to such shares. During the Restriction Period, the Participant may not, except as provided in Plan Section 8, receive payment for his or her Performance Shares.
(c)During the Restriction Period, a Participant will receive Dividend Credits equal to the quarterly dividend paid per share of Common Stock, multiplied by the number of Performance Shares then credited to the Participant on the Company’s records, and divided by the closing per share value of the Common Stock on the New York Stock Exchange on the date such dividends are paid or the last trading day on the Exchange before such payment. These additional Performance Shares will be subject to the same restrictions as the Performance Shares that generated the Dividend Credits, and such restrictions will lapse at the same time as the restrictions lapse on such Performance Shares.
(d)During the Performance Shares Payment Period, the Participant shall receive a specific number of shares of Common Stock equal to the total number of Performance Shares allocated to the Participant at the beginning of such Restriction Period plus the Performance Shares credited quarterly through Dividend Credits during the Restriction Period. In no event will Dividend Credits be paid with respect to any Performance Shares until the Participant has satisfied all of the requirements for payment and issuance of the underlying Performance Shares.
8.Participant Terminations and Transfers.
(a)Should a Participant incur a Separation From Service for any reason other than death, Disability, Retirement, or Involuntary Termination Without Cause during a Performance Period, the Participant’s right to receive an Actual Award for such period will be forfeited by the Participant.

sf-3715462

(b)Should a Participant incur a Separation From Service for any reason other than death, Disability, Retirement, or Involuntary Termination Without Cause during a Restriction Period, the Participant’s right to receive payments of his or her outstanding Performance Shares will be forfeited by the Participant.
(c)Should a Participant incur a Separation From Service during the Performance Period due to death, becoming Disabled, Retirement, or having his or her employment Involuntarily Terminated Without Cause, the Participant (or the Participant’s Beneficiary if the Participant dies before receiving payment) will be entitled to receive the Participant’s Actual Award for the Performance Period determined on a pro rata basis according to the number of months of the Performance Period actually worked while being a Participant in the Plan. Payment of the Actual Award shall be made in a lump sum cash payment and shall occur during the Payment Period following the end of the applicable Performance Period.
(d)Should a Participant incur a Separation From Service due to death during a Restriction Period, the Participant’s Beneficiary will be entitled to receive a distribution of Common Stock equal to the total number of Performance Shares then credited to the Participant. Payment of Common Stock shall occur during the first two and one-half calendar months following the Participant’s death.
(e)Should a Participant incur a Separation From Service during the Restriction Period due to becoming Disabled, Retirement, or having his or her employment Involuntarily Terminated Without Cause during a Restriction Period, the Participant (or the Participant’s Beneficiary in the case the Participant dies before receiving payment) will receive a distribution of Common Stock equal to the total number of Performance Shares then credited to the Participant. Payment of Common Stock shall occur during the first two and one-half calendar months following the date of the Participant’s Separation From Service; provided, however, that if the Participant is a “specified employee,” within the meaning of Code Section 409A, in no event shall payment occur before the day after the last day of the six month period that begins with the date of the Participant’s Separation From Service.
(f)A Participant shall have the right to designate any person as his or her Beneficiary to whom benefits determined under this Section 8 (“Death Benefits”) shall be paid in the event of the Participant’s death prior to the total distribution of his/her Death Benefits. If greater than fifty percent (50%) of the Death Benefits are designated to a beneficiary other than the Participant’s lawful spouse, such beneficiary designation must be consented to by the Participant’s lawful spouse. Each beneficiary designation must be in written form prescribed by the Committee and will be effective only when filed with the Committee, or its designee, during the Participant’s lifetime.
A Participant may change a beneficiary designation, subject to spousal consent under the preceding paragraph, by filing a new beneficiary designation form with the Committee or its designee. The filing of a new beneficiary designation form will cancel sf-3715462

all beneficiary designations previously filed. The Committee shall be entitled to rely on the beneficiary designation form last filed by the Participant prior to his/her death. Any payment made in accordance with such designation shall fully discharge the Company from all further obligations with respect to the amount of such payments.
If a beneficiary entitled to receive benefits under the Plan is a minor or a person declared incompetent, the Committee may direct payment of such benefits to the guardian or legal representative of such minor or incompetent person. The Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of any Death Benefits. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such payments.
If no beneficiary designation is in effect at the time of the Participant’s death, or if the named beneficiary predeceased the Participant, then the beneficiary shall be: (1) the surviving lawful spouse; (2) if there is no surviving lawful spouse, then Participant’s issue per stirpes; or (3) if no surviving lawful spouse or issue, then Participant’s estate.
(g)If a Participant changes jobs with the Company during the course of a Performance Period and his or her new job has a different Incentive Award Opportunity under the Plan, the Participant’s Incentive Award Opportunity for the Performance Period shall be the sum of the products obtained by multiplying (i) the percentage of the full Performance Period spent in each job by (ii) the Incentive Award Opportunity for each such job. In special circumstances, which the Committee may identify from time to time, the Participant may be assigned for the full Performance Period the Incentive Award Opportunity that corresponds to any one of the jobs held by the Participant during the Performance Period rather than combining partial Incentive Award Opportunities for the jobs.
(h)Should a Key Employee become eligible to participate in the Plan after the beginning of a Performance Period, the Participant will be entitled to an Incentive Award Opportunity on the basis of the number of months of the full Performance Period the Key Employee is a Participant in the Plan.
(i)Notwithstanding any other provision of the Plan, to the extent that (i) one or more of the payments in connection with the Participant’s Separation From Service would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) the Participant is a “specified employee” within the meaning of Code Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following the Participant’s Separation From Service on which the Company can provide such payment or benefit to the Participant without the Participant’s incurrence of any additional tax or interest pursuant to Code Section 409A, with all remaining payments or benefits due thereafter occurring in accordance with the original schedule. In addition, this Plan and the payments and benefits to be provided hereunder are intended to comply in all respects with the applicable provision of Code Section 409A.

sf-3715462

9.Changes in Capital Structure and Other Events.
(a)Notwithstanding anything in the Plan to the contrary, the Board may terminate the Plan and liquidate “deferred compensation” payable under the Plan as permitted pursuant to Code Section 409A.
(b)All determinations, decisions, and adjustments made by the Committee as a result of the Board’s action pursuant to Plan Section 9(a) will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of such adjustments.
(c)For purposes of the Plan, “Transaction” means any of the following events: (i) a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (referred to as the “Act”) disclosing that any “person” (as defined in Section 13(d) of the Act) other than the Company or one of its subsidiaries or an employee benefit plan sponsored by the Company or one of its subsidiaries is the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company; (ii) any “person” (as defined in Section 13(d) of the Act) other than the Company or one of its subsidiaries, or an employee benefit plan sponsored by the Company or one of its subsidiaries, shall purchase securities pursuant to a tender offer or exchange offer to acquire any Common Stock of the Company (or securities convertible in Common Stock) for cash, securities, or any other consideration, provided that after the consummation of the offer, the person in question is the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company (as determined under paragraph (d) of Rule 13d-3 under the Act, in the case of rights to acquire Common Stock); (iii) the consummation of (a) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation, (2) pursuant to which shares of Common Stock of the Company would be converted into cash, securities, or other property, and (3) with a corporation that prior to such consolidation or merger owned fifty percent (50%) or more of the cumulative voting power of the then outstanding securities of the corporation; or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (iv) a change in the majority of the Board of the Company within a 12-month period, unless the election or nomination for election by the Company’s stockholders of each director during the 12-month period was approved by the vote of two-thirds (2/3) of the directors then in office who were directors at the beginning of such 12-month period; or (v) any transaction (a) involving a subsidiary of the Company, (b) to which the holder of an outstanding Incentive Award Opportunity or Performance Share is then providing services, and (c) immediately after which the shareholders of the Company who own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities of such subsidiary, determined immediately prior to such transaction, do not own, directly or sf-3715462

indirectly, more than fifty percent (50%) of the outstanding voting securities of such subsidiary (or the surviving or resulting entity immediately after such transaction), provided that such transaction shall constitute a Transaction only with respect to such Incentive Award Opportunity or such Performance Shares. Notwithstanding the foregoing, any transaction immediately after which more than fifty percent (50%) of the outstanding voting securities of the Company (or the surviving or resulting entity immediately after such transaction) is, or will be, owned, directly or indirectly, by shareholders of the Company or an affiliate of the Company who own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities of the Company, determined immediately before such transaction, shall not constitute a Transaction. In the event of a Transaction, the Committee may in its sole and absolute discretion, without obtaining stockholder approval, at the time of any one or more of the foregoing actions, to the extent permitted in Plan Section 7, with respect to all Participants:
(i)Make adjustments or amendments to the Plan and outstanding Incentive Award Opportunities and Performance Shares that are consistent with applicable law, including Code Section 162(m) and the terms of the transaction; or
(ii)Consistent with applicable law, including Code Section 162(m), substitute new Incentive Award Opportunities.
To the extent Performance Shares credited to a Participant constitute “deferred compensation” within the meaning of Code Section 409A at the time of a Change in Control, Performance Shares shall be paid out upon a Change in Control that also constitutes a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are defined under Code Section 409A (each such transaction, a “409A Change in Control”). To the extent a Change in Control that is not a 409A Change in Control occurs, Performance Shares constituting deferred compensation shall be paid out at the end of the Restriction Period or upon the Participant’s earlier “Separation from Service” from the Company under Code Section 409A, subject to the delay applicable to “specified employees” described in Section 8.
To the extent Performance Shares credited to a Participant do not constitute “deferred compensation” within the meaning of Code Section 409A at the time of a Change in Control, the Committee may vest such Performance Shares and shall, in that event, settle the Performance Shares within 2½ months of the calendar year in which they vest.
10.Provisions Regarding Withholding Taxes.
(a)The Committee may require a Participant receiving Common Stock upon conversion of Performance Shares awarded hereunder to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance to or disposition of shares by the sf-3715462

Participant (a “Taxable Event”). Any payment on account of a tax obligation shall be in a form acceptable to the Committee. If upon the occurrence of a Taxable Event the Participant does not, in the time required by law or designated by the Committee, reimburse the Company for taxes as provided for above: (i) the Company shall have the right to withhold some or all of the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Committee shall prescribe, and (ii) the Company may satisfy some or all of the tax obligation of such Participant by withholding shares of Common Stock acquired by the Participant in the conversion of any Performance Shares and may in the same manner satisfy some or all of any additional tax obligation resulting from such withholding.
(b)At any time that the Company becomes subject to a withholding obligation under applicable law with respect to the conversion of Performance Shares, a Participant may elect to satisfy, in whole or in part, the Participant’s related estimated personal tax liabilities by directing the Company to withhold from the shares of Common Stock issuable in the related conversion of Performance Shares either (i) a specific percentage of shares, (ii) a specific number of shares, or (iii) shares having a specific value, in each case with a value not in excess of such estimated tax liabilities. Such an election shall be irrevocable. The shares of Common Stock withheld in payment shall be valued at their fair market value on the date that the withholding obligation arises (the “Tax Date”). The Committee may disapprove any election, suspend or terminate the right to make elections or provide that the right to make elections shall not apply to particular conversions. The Committee may impose any other conditions or restrictions on the right to make an election as it shall deem appropriate.
11.Provisions Applicable to Common Stock.
(a)If at any time the Board shall determine in its discretion that the listing, registration or qualification upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale, purchase, issuance or delivery of Common Stock under the Plan, no Common Stock shall be sold, purchased, issued or delivered, as the case may be, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.
(b)Except as hereafter provided and if so required by the Committee, the recipient of any Performance Share award shall, upon receipt of any shares of Common Stock due to the Award Conversion of Performance Shares represented by the award, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such Participant represents and warrants that such Participant is acquiring the shares for such Participant’s own account, for sf-3715462

investment only and not with a view to the resale or distribution thereof, and agrees that any subsequent offer for sale or distribution of any such shares of Common Stock shall be made only pursuant to either (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has become effective and is current with regard to the shares of Common Stock being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder or recipient shall, if required by the Company, prior to any offer for sale or sale of such shares, obtain a favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (i) issuances by the Company so long as the shares being acquired are registered under the Securities Act and a prospectus in respect thereof is current or (ii) reofferings of shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if the shares being reoffered are registered under the Securities Act and a prospectus in respect thereof is current.
(c)The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon conversion of Performance Shares made hereunder and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as, in its discretion, it determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or (ii) implement the provisions of the Plan and any agreement between the Company and the Participant.
(d)The Company shall pay issue taxes with respect to the issuance of shares of Common Stock upon conversion of Performance Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance.
(e)The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall not exceed a total of 2,450,000 shares, without further shareholder approval.
12.Effective Date; Stockholder Approval.
The Plan became effective upon adoption by the Board of Directors of Southwest Gas Corporation in 1993 and was approved by its shareholders at the 1994, 2002, 2004, 2009 and 2014 Annual Meetings.
13.Amendment and Termination of the Plan.
The Board at any time and from time to time may, without prior notice to Participants, suspend, terminate, modify, or amend the Plan. Except as otherwise provided for in Plan Sections 5, 6, 7, 8 and 9, no suspension, termination, modification, or amendment of the plan may adversely affect any award previously granted, unless sf-3715462

the written consent of the Participant is obtained. No amendment to the provisions of this Plan shall become effective without shareholder approval to the extent required by applicable law indemnifying Code Section 162(m).
14.Benefit Claims Procedure.
(a)Any claim for money or stock awards under the Plan shall be made in writing to the Committee. If such claim is wholly or partially denied, the Committee shall, within a reasonable period of time not to exceed ninety (90) days after receipt of the claim, notify the Participant, Beneficiary or other party making the claim (the “Claimant”) of the denial of the claim. Such notice of denial shall (i) be in writing, (ii) be written in a manner calculated to be understood by the Claimant, and (iii) contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and an explanation of the claim review procedure. The ninety (90) day period may, under special circumstances, be extended up to an additional ninety (90) days upon written notice of such extension to the Claimant which notice shall specify the special circumstances and the extended date of the decision, the time limits applicable to such procedures and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review. Notice of extension must be given prior to expiration of the initial ninety (90) day period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Committee expects to render a decision on the claim. If the claim is denied, the Claimant may file a request for review as provided in the next paragraph.
(b)Within sixty (60) days after the receipt of the decision denying a claim by the Claimant, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim. The Claimant or his or her duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee in connection with the review.
(c)The Committee shall deliver to the Claimant a written decision on the review of the denial within sixty (60) days after receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall, upon written notice to the Claimant be extended an additional sixty (60) days. Upon review the Claimant shall be given the opportunity to (i) submit written comments, documents, records, and other information relating to its claim and (ii) request and receive, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to sf-3715462

applicable ERISA regulations, if any. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be written in a manner calculated to be understood by the Claimant and, if adverse, shall (i) include the specific reason or reasons for the decision, (ii) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (iii) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA Regulations), and (iv) contain a statement describing the Claimant’s right, if any, to bring an action under ERISA Section 502(a).
(d)Claims Relating to Whether a Participant is Disabled. This Section 14(d), and not Section 14(a) to (c), shall apply to claims made on or after April 1, 2018, the adjudication of which revolves around whether a Participant is Disabled. In the event a claim involves the issue of whether a Participant is Disabled, the Benefits Committee shall ensure that all claims and appeals relating to such issue are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.
(i)Disability. If a claim relates to a determination of whether a Participant is Disabled, and the claim requires an independent determination by the Benefits Committee, the Benefits Committee shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Benefits Committee needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Benefits Committee receives the claim, of those circumstances and of when the Benefits Committee expects to make its decision, but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Benefits Committee notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.
(ii)Notice of Decision. In the case of an adverse benefit determination by the Benefits Committee with respect to whether a Participant is Disabled, the Benefits Committee will provide a notification in a culturally and linguistically sf-3715462

appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)) that shall set forth:
(1)The specific reasons for the denial;
(2)A reference to the specific provisions of the Plan or insurance contract on which the denial is based;
(3)Notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures;
(4)A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit that applies under the Plan for bringing such an action;
(5)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
a.The views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
b.The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and
c.A disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration
(6)If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;
(7)Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and
(8)A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

sf-3715462

(iii)Review Procedure. If the initial claim relates to whether a Participant is Disabled, the claim requires an independent determination by the Benefits Committee, and the Benefits Committee denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Benefits Committee of the denial, as follows:
(1)Prior to such review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination in connection with the claim, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.
(2)The Benefits Committee shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Benefits Committee determines that special circumstances require additional time for processing the claim, the Benefits Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial 45-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Benefits Committee expects to render its decision.
(3)The Claimant shall be given the opportunity to submit issues and written comments to the Benefits Committee, as well as to review and receive, without charge, all relevant (as defined in applicable ERISA regulations) documents, records and other information relating to the claim. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
(4)In considering the review, the Benefits Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal, nor by a subordinate of the individual who made the determination, and the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Benefits Committee will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Benefits Committee obtained the advice of medical sf-3715462

or vocational experts in making     the initial adverse benefits determination (regardless of whether the advice was relied upon), the Benefits Committee will identify such experts.
(5)Notice of Decision after Review. In the case of an adverse benefit determination with respect to whether a Participant is Disabled, the Benefits Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)) that shall set forth:
a.The Benefits Committee’s decision;
b.The specific reasons for the denial;
c.A reference to the specific provisions of the Plan or insurance contract on which the decision is based;
d.A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits;
e.A statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures;
f.A statement of the Claimant's right to bring a civil action under ERISA Section 502(a) which shall describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;
g.A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
i.The views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
ii.The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and
iii.A disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.

sf-3715462

h.If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
i.Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
(e)Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.
(f)Failure of Plan to Follow Procedures. In the case of a claim with respect to whether a Participant is Disabled, if the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to whether a Participant is Disabled, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (1) de minimis; (2) non-prejudicial; (3) attributable to good cause or matters beyond the Plan’s control; (4) in the context of an ongoing good-faith exchange of information; and (5) not reflective of a pattern or practice of non- compliance. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.
15.General Provisions.
(a)Nothing in this Plan or in any award granted pursuant hereto shall confer on an individual any right to continue in the employ of the company or any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate any employment.
(b)Upon its adoption by the Board, this Plan shall replace the existing Southwest Gas Holdings, Inc. Management Incentive Plan with respect to periods commencing effective August 3, 2020.

sf-3715462

(c)Awards granted under the Plan shall not be transferable otherwise than as provided for in Plan Section 8(d), by will or by the laws of descent and distribution, and awards may be realized during the lifetime of the Participant only by the Participant or by his guardian or legal representative.
(d)The section and subsection heading are contained herein for convenience only and shall not affect the construction hereof.
(e)A Participant’s rights to Performance Shares and other Plan benefits represent rights to merely an unfunded and unsecured promise of a future payment of money or property. A participant shall look only to the Company for the payment of Performance Shares and other Plan benefits and such shares and benefits shall, until paid, be subject to the claims of Company creditors. A Participant’s rights under the Plan shall be only that of an unsecured general creditor of the Company.

sf-3715462

IN WITNESS WHEREOF Southwest Gas Holdings, Inc. has executed this Plan to be effective August 3, 2020.
SOUTHWEST GAS HOLDINGS, INC.
By ___________________________
    John P. Hester
    President and
    Chief Executive Officer

pa-1629296    Signature Page to Management Incentive Plan